Exhibit 99.1

For more information, contact:

Albertsons Investor Relations 208/395-6622

Albertsons Public Affairs 208/395-6392

ALBERTSONS ANNOUNCES THIRD QUARTER RESULTS

Earnings Meet Guidance

Sales Rise +15%......Comp Store Sales Positive

Southern California Sales & Market Share Exceed Third Quarter 2002 Pre-Strike Levels

SG&A Expense Percentage Drops for Second Straight Quarter

BOISE, Idaho (December 2, 2004) – Albertson’s, Inc. (NYSE: ABS) today announced results for its third quarter ended October 28, 2004.

Reported Net Earnings from continuing operations rose +18% over the prior year to $107 million or $0.29 per diluted share, however, when adjusted for the $0.03 per share net impact from the four Florida hurricanes, earnings totaled $0.32 per diluted share, within the Company’s guidance range of $0.31 to $0.35 per diluted share. In the prior year’s third quarter, net earnings from continuing operations totaled $91 million or $0.25 per diluted share.

Total Company sales grew +15% to $10.0 billion versus last year’s third quarter sales of $8.7 billion. This increase was due primarily to sales volume from the Shaw’s acquisition, the acquisition of Bristol Farms, an increase in Southern California division sales following the labor dispute experienced in the prior year and, to a lesser extent, higher sales in the Florida division leading up to and following the hurricanes. Total Company comparable store sales for the quarter increased +0.3% and identical store sales increased +0.1%.

Larry Johnston, Chairman, CEO and President, commented on the results. “We had encouraging performance during another tough quarter for food and drug retailers as consumer confidence declined in each month of the quarter and fuel prices continued to put pressure on discretionary income. Despite these tough conditions, we continued to focus on driving costs out of the business, differentiating our asset portfolio, re-investing heavily in pricing and promotions to give customers a better value offering and growing market share.”

Total gross profit for the quarter increased $287 million to $2.8 billion, versus $2.5 billion a year ago. Gross profit as a percent of total sales declined to 27.93% from 28.74% in the same period of last year. This decrease was a result of continued strategic investment in pricing and targeted promotions in key markets.

Selling, general and administrative (SG&A) expenses declined 57 basis points to 25.22% versus 25.79% in the third quarter of 2003. The decrease in SG&A percentage was driven by decreased employee benefits and compensation costs, gains from the disposal of property, increased sales leverage from the recent acquisition of Shaw’s, and lower workers’ compensation costs. These decreases were partially offset by the costs associated with the hurricanes that struck Florida during the third quarter, increased legal costs related to pending and settled litigation and technology related expenses.

The Company remained ahead of plan in its cost savings program that was initiated in mid-2001. Through the third quarter of 2004, over $900 million in savings had been realized toward a cost-savings goal of $1 billion by year end 2005.

Cash flow from operations in the third quarter grew 27% to $276 million, up $59 million from $217 million in the prior year.

During the quarter, progress continued in several key areas:

•	Sales performance in Southern California continued to improve as a result of the targeted investments made since the end of the labor dispute........sales and market share levels ended the quarter above the pre-strike levels achieved in the third quarter of 2002.

•	The Company launched its “Check the Price” program nationally to lower everyday prices on selected products that matter most to its customers.

•	Own Brand (private label) product penetration increased by 60 basis points, driven by continued product introductions in the premium line, Essensia, additional first brand products and introductions of Equaline, the new Own Brand for health and beauty care products.

•	A new price impact subsidiary, Extreme Inc., opened its first 7 stores under the Super Saver banner during September in Texas and Louisiana.

•	Differentiation in the Company’s asset portfolio continued as the company finalized the acquisition of Bristol Farms, a premier Southern California specialty /gourmet grocer.

•	The rollout of the new “Renaissance” drug store format continued....the Company now has more than 70 free standing and combination stores operating with these elements included.

These initiatives and the price investments made during the quarter contributed to a 20 basis point increase in unit market share versus traditional competitors as measured by IRI.

During the third quarter, the capital expenditure program continued as a total of 11 acquired stores and 9 new stores were opened and 70 remodels were completed. The Company ended the third quarter with 2,507 stores.

Given the current economic and competitive environment as well as the continuing need to reinvest margin to grow sales and share, the Company now believes that total year earnings will be in the lower end of the $1.40 to $1.50 guidance range. As stated previously, this estimate does not include any impacts from the hurricanes that hit the southeastern United States or any other extraordinary events that might occur in the future. In addition, the Company reaffirms that it expects positive comparable and identical store sales for fiscal 2004 on a GAAP basis. The Company expects capital expenditures for the year to be approximately $1.4 billion, which includes cash capital expenditures and capital and operating leases. This estimate represents a $200 million reduction from prior guidance of $1.6 billion, which included Shaw’s. This reduction is primarily attributable to more efficient capital deployment in technology and store development and a reduction of total capital spending.

Albertsons is one of the world’s largest food and drug retailers. The Company’s divisions and subsidiaries operate over 2,500 stores in 37 states across the U.S. and employ over 230,000 associates. Its banners include Albertsons, Acme, Shaw’s, Jewel-Osco, Sav-on Drugs, Osco Drug, Star Markets, Super Saver and Bristol Farms.

***

Pursuant to the requirements of Regulation G, the Company is attaching a reconciliation of adjusted net earnings from continuing operations to the most directly comparable GAAP financial measure. Investors should not exclusively rely on non-GAAP financial measures.

For purposes of identical and comparable store sales percentages disclosed in this release, the 206 acquired Shaw’s stores and the 11 acquired Bristol Farms stores are not included in the Company’s identical or comparable store sales computations and will not be included until the second and fourth quarters of 2005, respectively. Identical stores are defined as stores that have been in operation for both full fiscal periods. Comparable store sales use the same store base as the identical store sales computation but include sales at replacement stores.

Certain statements made in this press release, including statements regarding the Company’s expected financial performance, are forward-looking information as defined in the Private Securities Litigation Reform Act of 1995.

In reviewing such information about the future performance of the Company, it should be kept in mind that actual results may differ materially from those projected or suggested in such forward-looking information since predictions regarding future results of operations and other future events are subject to inherent uncertainties. These statements may relate to, among other things: statements of expectation regarding the results of operations for the Company’s fourth quarter of 2004; investing to increase sales; changes in cash flow; increases in general liability costs, workers’ compensation costs and employee benefit costs; attainment of cost reduction goals; impacts of the Southern California labor dispute; impacts of the Florida hurricanes; impacts of the completion of the acquisitions of Shaw’s and Bristol Farms; achieving sales increases and increases in comparable and identical sales; opening and remodeling stores; and the Company’s five strategic imperatives. These statements are indicated by words or phrases such as “expects,” “plans,” “believes,” “estimate,” and “goal”. In reviewing such information about the future performance of the Company, it should be kept in mind that actual results may differ materially from those projected or suggested in such forward-looking information.

Important assumptions and other important factors that could cause actual results to differ materially from those set forth in the forward-looking information include changes in consumer spending; actions taken by new or existing competitors (including nontraditional competitors), particularly those intended to improve their market share (such as pricing and promotional activities); labor negotiations; adverse determinations with respect to litigation or other claims (including environmental matters); financial difficulties experienced by third-party insurance providers; employee benefit costs; the Company’s ability to recruit, retain and develop employees; the Company’s ability to develop new stores or complete remodels as rapidly as planned; the Company’s ability to implement new technology successfully; stability of product costs; the Company’s ability to integrate the operations of and realize synergies from acquired or merged companies, including Shaw’s; the Company’s ability to execute its restructuring plans; the Company’s ability to achieve its five strategic imperatives; and other factors affecting the Company’s business in or beyond the Company’s control. These other factors include changes in the rate of inflation; changes in state or federal legislation or regulation; the cost and stability of energy sources; the continued safety of the products the Company sells; changes in the general economy; changes in interest rates; and the occurrence of natural disasters.

Other factors and assumptions not identified above could also cause the actual results to differ materially from those projected or suggested in the forward-looking information. The Company does not undertake to update forward-looking information contained herein or elsewhere to reflect actual results, changes in predictions, assumptions, estimates or changes in other factors affecting such forward-looking information.

***

ALBERTSON’S, INC.
(Unaudited — Dollars in millions, except per share amounts)

Condensed Consolidated Earnings Statements
	13 Weeks Ended		13 Weeks Ended		39 Weeks Ended		39 Weeks Ended
	October 28, 2004		October 30, 2003		October 28, 2004		October 30, 2003
Sales	$9,995	100.00%	$8,715	100.00%	$28,819	100.00%	$26,541	100.00%
Cost of sales	7,203	72.07	6,211	71.26	20,715	71.88	18,878	71.13

Gross profit	2,792	27.93	2,504	28.74	8,104	28.12	7,663	28.87
Selling, general and administrative expenses	2,521	25.22	2,247	25.79	7,310	25.36	6,668	25.12
Restructuring (credits) charges	(10)	0.10	3	(0.04)	(11)	0.04	(11)	0.04

Operating profit	281	2.81	254	2.91	805	2.79	1,006	3.79
Other (expenses) income:
Interest, net	(125)	(1.25)	(99)	(1.14)	(360)	(1.25)	(307)	(1.16)
Other, net	1	0.01	(7)	(0.08)	1	—	(6)	(0.02)

Earnings from continuing operations before income taxes	157	1.57	148	1.70	446	1.55	693	2.61
Income tax expense	50	0.50	57	0.65	158	0.55	266	1.00

Earnings from continuing operations	107	1.07	91	1.05	288	1.00	427	1.61
Discontinued operations:
Operating earnings (loss)	4	0.04	1	0.01	(7)	(0.02)	(1)	—
Loss on disposal	—	—	—	—	(55)	(0.20)	—	—
Income tax (expense) benefit	(1)	(0.01)	—	—	23	0.08	—	—

Earnings (Loss) from discontinued operations	3	0.02	1	0.01	(39)	(0.14)	(1)	—

Net Earnings	$110	1.10%	$92	1.05%	$249	0.86%	$426	1.61%

Earnings (Loss) Per Share:
Basic
Continuing operations	$0.29		$0.25		$0.78		$1.16
Discontinued operations	0.01		—		(0.11)		—

Net Earnings	$0.30		$0.25		$0.67		$1.16

Diluted
Continuing operations	$0.29		$0.25		$0.78		$1.16
Discontinued operations	—		—		(0.11)		—

Net Earnings	$0.29		$0.25		$0.67		$1.16

Weighted Average
Common Shares Outstanding:
Basic	369		368		369		368
Diluted	373		369		372		369

Percentages may not sum due to rounding differences.

ALBERTSON’S, INC.
(Unaudited — In millions)

Condensed Consolidated Balance Sheet Data

	October 28, 2004	January 29, 2004
Assets
Current Assets:
Cash and cash equivalents	$208	$561
Accounts and notes receivable, net	647	625
Inventories	3,482	3,035
Assets held for sale	64	69
Other current assets	195	343

Total Current Assets	4,596	4,633
Land, buildings and equipment, net	10,486	9,146
Goodwill and intangibles, net	3,206	1,530
Other assets	424	357

Total Assets	$18,712	$15,666

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$2,605	$2,045
Current maturities of long-term debt and capital lease obligations	238	520
Other current liabilities	1,507	1,338

Total Current Liabilities	4,350	3,903
Long-term debt	6,068	4,452
Capital lease obligations	834	352
Other long-term liabilities and deferred credits	2,132	1,578
Stockholders’ equity	5,328	5,381

Total Liabilities and Stockholders’ Equity	$18,712	$15,666

Total Common Shares Outstanding at End of Period	368	368

Condensed Consolidated Cash Flow Data

	39 Weeks Ended	39 Weeks Ended
	October 28, 2004	October 30, 2003
Cash Flows From Operating Activities:
Net earnings	$249	$426
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	806	729
Net deferred income taxes	66	(23)
Discontinued operations non-cash charges	66	—
Other non-cash charges	10	22
Changes in operating assets and liabilities	264	(56)

Net cash provided by operating activities	1,461	1,098

Cash Flows From Investing Activities:
Business acquisitions, net of cash acquired	(2,214)	—
Capital expenditures	(750)	(892)
Proceeds from disposal of land, buildings, equipment, and assets held for sale	156	154
Other	(22)	9

Net cash used in investing activities	(2,830)	(729)

Cash Flows From Financing Activities:
Proceeds from Mandatory Convertible Security	1,150	—
Commercial paper, net	621	—
Payments on long-term borrowings	(523)	(115)
Cash dividends paid	(210)	(210)
Mandatory Convertible Security financing costs	(33)	—
Proceeds from stock options exercised	11	—
Stock purchases and retirements	—	(108)

Net cash provided by (used in) financing activities	1,016	(433)

Net Decrease in Cash and Cash Equivalents	(353)	(64)
Cash and Cash Equivalents at Beginning of Period	561	428

Cash and Cash Equivalents at End of Period	$208	$364

Albertson’s Inc.
Reconciliation of Non GAAP Measure & Supplemental Information
(Dollars in millions, except per share amounts)
(Unaudited)

Reconciliation of GAAP Earnings from continuing operations to Adjusted earnings from continuing operations:

	Third Quarter 2004			Third Quarter 2003
	Before Taxes	After Taxes	Per Diluted Share	Before Taxes	After Taxes	Per Diluted Share
Earnings from continuing operations, as reported	$157	$107	$0.29	$148	$91	$0.25
Hurricane costs	23	14	0.04	—	—	—
Estimated hurricane earnings benefit	(6)	(4)	(0.01)	—	—	—

Adjusted earnings from continuing operations	$174	$117	$0.32	$148	$91	$0.25